Filed Pursuant to Rule 424(b)(3)

Registration No. 333-294615

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 11, 2026)

RedCloud Holdings plc

Up to 10,000,000 Ordinary Shares

This Prospectus Supplement is being filed to update and supplement the information contained in the prospectus dated June 11, 2026 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1, as amended (File No. 333-294615) (the “Registration Statement”) with the information contained in the Current Report on Form 6-K filed with the Securities and Exchange Commission on August 27, 2026. Accordingly, we have attached the Current Report on Form 6-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus of up to 10,000,000 ordinary shares, par value £0.002 per share, of RedCloud Holdings plc, consisting of: (a) up to 5,000,000 ordinary shares that we may issue upon the conversion of that certain Senior Convertible Note issued to 3i, LP, dated February 27, 2026 and (b) up to 5,000,000 ordinary shares that we may issue upon the conversion of that certain Senior Convertible Note issued to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, dated February 27, 2026.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our ordinary shares are currently listed on The Nasdaq Capital Market under the symbol “RCT”. On August 27, 2026, the last reported sale price of our ordinary shares was $0.20 per share.

Investing in our ordinary shares involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this Prospectus Supplement and the Prospectus, including the risks and uncertainties described under “Risk Factors” beginning on page 9 of the Prospectus and those risk factors in the documents incorporated by reference for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 28, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 001-42557

RedCloud Holdings plc

(Registrant’s Name)

50 Liverpool Street,

London, EC2M 7PY, United Kingdom

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Sale of Ordinary Shares to Insiders

On August 27, 2026, RedCloud Holdings plc (the “Company”) agreed to sell 7,200,000 of its unregistered ordinary shares to Company insiders at a price per share of $0.25, representing approximately a 24% premium to the closing price of the Company’s ordinary shares on August 26, 2026, in a private placement (the “Offering”). Gross proceeds from the Offering are expected to be approximately $1.8 million. The Company expects to complete the Offering on or about August 27, 2026.

Christina Byland, the largest shareholder of the Company, purchased 4,700,000 of such ordinary shares, and Dr. Nikolaus Senn, a shareholder and member of the Company’s Board of Directors, purchased 2,500,000 ordinary shares.

The offer and sale of the ordinary shares described above, will be made in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof.

On August 27, 2026, the Company issued a press release disclosing the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 6-K.

The information contained in this Report on Form 6-K, other than Exhibit 99.1, is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-296836). Exhibit 99.1 shall not be incorporated by reference into any registration statement or other filing under the Securities Act, unless expressly incorporated by reference therein.

Forward-Looking Statements

This Form 6-K contains forward-looking statements that involve risks and uncertainties. The risks and uncertainties involved include the completion and size of the Offering, market and business conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Form 6-K. The Company does not intend to revise or update any forward-looking statement in this Form 6-K as a result of new information, future events or otherwise, except as required by law.

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated August 27, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RedCloud Holdings plc

By:	/s/ Justin Floyd
Name:	Justin Floyd
Title:	Chief Executive Officer

Date: August 27, 2026

Exhibit 99.1

RedCloud Announces Purchases of Shares by Insiders in Private Placement

London, UK — August 27, 2026 (GLOBE NEWSWIRE) — RedCloud Holdings plc (the “Company” or “RedCloud”) (Nasdaq: RCT) today announced that it has agreed to sell 7,200,000 of its unregistered ordinary shares to Company insiders in a private placement at a price per share of $0.25, representing approximately a 24% premium to the closing price of the Company’s ordinary shares on August 26, 2026. Gross proceeds are expected to be approximately $1.8 million. The Company expects to complete the issuance on or about August 27, 2026.

Christina Byland, the largest shareholder of the Company, purchased 4.7 million ordinary shares, and Dr. Nikolaus Senn, a shareholder and member of the Company’s Board of Directors, purchased an additional 2.5 million ordinary shares.

Justin Floyd, CEO of RedCloud, said, “This transaction solidifies a long-standing vote-of-confidence in our vision coming from our largest shareholders. We believe all supply chains eventually will run on predictive AI, and our goal is to build that transformational infrastructure for global trade.”

The ordinary shares to be issued in connection with the private placement described above are being offered in a private placement and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdictions’ securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the ordinary shares described herein, nor shall there be any sale of these ordinary shares in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About RedCloud Holdings plc

RedCloud’s mission is to build the intelligence infrastructure of global trade, through generation and aggregation of proprietary trading and market data from across the FMCG industry through its RedAI infrastructure and associated products (“RedAI”). RedCloud provides market intelligence based on proprietary trading data across categories in each of its markets. The Company also delivers a trading infrastructure and related products for use by its customers, to enable intelligent digital exchange of everyday consumer supplies of FMCG products across business supply chains, supported by a payments and lending ecosystem intended to streamline trade.

RedCloud is a British company registered in London, co-founded by serial entrepreneur Justin Floyd and Soumaya Hamzaoui. For more information, please visit www.redcloudtechnology.com and connect on LinkedIn.

Forward-Looking Statements

The information in this press release may include forward-looking statements within the meaning of the federal securities laws. These statements generally relate to future events or our future financial or operating performance. Words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “plan,” “seek,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” and “will,” the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including, but not limited to, the size and completion of the private placement with Company insiders, all supply chains running on predictive AI, the Company’s ability to build a transformational infrastructure for global trade and whether such infrastructure will successfully provide value to all supply chains. As a result, actual results could differ materially from those indicated in these forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Cautionary Note Regarding Forward-Looking Statements,” “Item 3. Key Information – D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” in RedCloud’s most recent Annual Report on Form 20-F filed with the Securities and Exchange Commission, as well as the Company’s periodic reports and other filings with the SEC. RedCloud undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Contacts

Investor Relations

investor.relations@redcloudtechnology.com

Media Relations

media@redcloudtechnology.com